UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                           Scopus Video Networks Ltd.
                           --------------------------
                                (Name of Issuer)


                       ORDINARY SHARES, NIS 1.4 PAR VALUE
                       ----------------------------------
                         (Title of Class of Securities)


                                    M8260H106
                                 --------------
                                 (CUSIP Number)


                                August 28, 2007
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               |_| Rule 13d-1(b)
               |X| Rule 13d-1(c)
               |_| Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                               ---------------------------
CUSIP No.                                            Page 2 of 13 pages
M8260H106
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Venture Capital Fund III (Israeli Sub) LP
          EIN - 94-3355495
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     890,110
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER

                                       890,110
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          890,110
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.7  %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 3 of 13 pages
M8260H106
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Venture Capital Fund III (Israeli Sub) Non-Q LP EIN -
          94-3396581
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     82,286
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       82,286
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          82,286
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.6  %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 4 of 13 pages
M8260H106
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Venture Capital Fund III (Israeli Investors) LP
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              -------- -----------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     242,642
                              -------- -----------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              -------- -----------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       242,642
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          242,642
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.8  %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 5 of 13 pages
M8260H106
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Parallel Investor Fund III (Israel) LP
          (formerly known as - Pitango JP Morgan Fund III (Israel) LP

          EIN - 94-3390562
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     164,771
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       164,771
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          164,771
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.2  %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 6 of 13 pages
M8260H106
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Principals Fund III (Israel) LP
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     31,383
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       31,383
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,383
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.2  %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 7 of 13 pages
M8260H106
----------------------                               ---------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pitango Venture Capital Fund III Trusts 2000 Ltd.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)

          (a)
          (b)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
         NUMBER OF                     0
                              --------------------------------------------------
           SHARES             6        SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                     62,765
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                      0
                              --------------------------------------------------
            WITH              8        SHARED DISPOSITIVE POWER
                                       62,765
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          62,765
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.4  %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO
--------------------------------------------------------------------------------

----------------------                               ---------------------------
CUSIP No.                                            Page 8 of 13 pages
M8260H106
----------------------                               ---------------------------

         This Schedule 13G reflects a statement of beneficial ownership of securities of the reporting person as of August 28, 2007.

Item 1(a)     Name of Issuer:
              ---------------

              Scopus Video Networks Ltd.

Item 1(b)     Address of Issuer's Principle Executive Offices:
              ------------------------------------------------
              10 Ha'amal St. Park Afek, Rosh Ha'ayin, Israel

Item 2(a)     Name of Person Filing:
              ----------------------

              (i) Pitango Venture Capital Fund III (Israeli Sub) L.P.("IL
              Sub)

              (ii)Pitango Venture Capital Fund III (Israeli Sub) Non-Q L.P.("IL Sub Non-Q)

              (iii)Pitango Venture Capital Fund III (Israeli Investors)L.P. ("IL INV")

              (iv)Pitango Parallel Investor Fund III (Israel) LP ("Parallel")
                 (Formerly known as Pitango JP Morgan Fund III (Israel), L.P.)

              (v) Pitango Principals Fund III (Israel) LP ("Principals")

              (vi)Pitango Venture Capital Fund III Trusts 2000 Ltd. ("Trusts 2000", and together with the foregoing entities, the "Reporting Persons")

Item  2(b)    Address of Principle Business Office or, if None, Residence:
              ------------------------------------------------------------

              The principal business office of each of the Reporting Persons is 11 HaMenofim St. Herzliya, Israel

Item 2(c)     Citizenship:
              ------------

              IL Sub, IL Sub Non-Q, Parallel - Delaware
              IL INV, Principals, Trusts 2000 - Israel

Item 2(d)     Title of Class of Securities:
              -----------------------------

              Ordinary Shares, NIS 1.4 par value

Item 2(e)     CUSIP Number:
              -------------

              M8260H106

Item 3        If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b):
              ------------------------------------------------------------------

              Not Applicable

----------------------                               ---------------------------
CUSIP No.                                            Page 9 of 13 pages
M8260H106
----------------------                               ---------------------------


Item 4        Ownership:
              ----------

      (a)     Amount Beneficially Owned:
              --------------------------

              See Row 9 of cover page for each Reporting Person


      (b)     Percent of Class:
              -----------------

              See Row 11 of the Cover page.

      (c)     Number of Shares as to which such person has:
              ---------------------------------------------

              (i)   sole power to vote
                    ------------------

                    See Row 5 of the cover page and the response to Item number 4(a) above.

              (ii)  shared power to vote
                    --------------------

                    See Row 6 of the cover page and the response to Item number 4(a) above.

              (iii) sole power to dispose or to direct the disposition of
                    -----------------------------------------------------

                    See Row 7 of the cover page and the response to Item number 4(a) above.

              (iv)  shared power to dispose or to direct the disposition of
                    -------------------------------------------------------

                    See Row 8 of the cover page and the response to Item number 4(a) above.

----------------------                               ---------------------------
CUSIP No. M8260H106                                  Page 10 of 13 pages
----------------------                               ---------------------------

Item 5        Ownership of Five Percent or Less of a Class:
              ---------------------------------------------

              Not applicable.

Item 6        Ownership of More Than Five Percent on Behalf of Another Person:
              ----------------------------------------------------------------

              Not applicable

Item 7        Identification and Classification of the Subsidiary Which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on by the Parent Holding Company:
              -------------------------------------------------------------

              Not applicable

Item 8        Identification and Classification of Members of the Group:
              ----------------------------------------------------------

              Not applicable

Item 9        Notice of Dissolution of the Group:
              -----------------------------------

              Not applicable

Item 10       Certification:

              Not applicable

----------------------                               ---------------------------
CUSIP No. M8260H106                                  Page 11 of 13 pages
----------------------                               ---------------------------

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 28, 2007

                                     Pitango Venture Capital Fund III
                                     (Israeli Sub)LP

                                     By: /s/ Zeev Binman
                                     ------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Isaac Hillel
                                     ------------------
                                     Name: Isaac Hillel
                                     Title: Managing Director


                                     Pitango Venture Capital Fund III
                                     (Israeli Sub)Non-Q LP


                                     By: /s/ Zeev Binman
                                     ------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Isaac Hillel
                                     ------------------
                                     Name: Isaac Hillel
                                     Title: Managing Director



                                     Pitango Venture Capital Fund III
                                     (Israeli Investors)LP


                                     By: /s/ Zeev Binman
                                     ------------------
                                     Name: Zeev Binman
                                     Title: Managing Director

----------------------                               ---------------------------
CUSIP No. M8260H106                  13G             Page 12 of 13 pages
----------------------                               ---------------------------

                                     By: /s/ Isaac Hillel
                                     ------------------
                                     Name: Isaac Hillel
                                     Title: Managing Director



                                     Pitango Parallel Investor Fund III (Israel)
                                     LP (Formerly known as Pitango JP Morgan
                                     Fund III (Israel) LP)

                                     By: /s/ Zeev Binman
                                     ------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Isaac Hillel
                                     ------------------
                                     Name: Isaac Hillel
                                     Title: Managing Director



                                     Pitango Principals Fund III (Israel) LP

                                     By: /s/ Zeev Binman
                                     ------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Isaac Hillel
                                     ------------------
                                     Name: Isaac Hillel
                                     Title: Managing Director


                                     Pitango Venture Capital Fund III Trusts
                                     2000 Ltd.

                                     By: /s/ Zeev Binman
                                     ------------------
                                     Name: Zeev Binman
                                     Title: Managing Director


                                     By: /s/ Isaac Hillel
                                     ------------------
                                     Name: Isaac Hillel
                                     Title: Managing Director

--------------------                                         -------------------
CUSIP NO.  M8260H106                  13G                    Page 13 of 13 Pages
--------------------                                         -------------------

                                  EXHIBIT INDEX


EXHIBIT NO.                       DESCRIPTION
-----------                       -----------

Exhibit 1                         Agreement of Joint Filing